EXHIBIT 10.3

LEASE AGREEMENT

This Lease Agreement is made and entered into as of the 28th day of December, 2011, by and between Sharp Point Properties, LLC (“Landlord”), whose address is 1800 Broadway, Suite 210, Boulder, Colorado 80302, and Advanced Energy Industries, Inc. (“Tenant”), whose address is 1625 Sharp Point Drive, Fort Collins, Co.

In consideration of the covenants, terms, conditions, agreements and payments as herein set forth, Landlord and Tenant hereby enter into the following Lease, whereby Landlord leases to Tenant and Tenant leases from Landlord, the Leased Premises, as herein defined, on the terms and conditions herein set forth.

1. Definitions. Whenever the following words or phrases are used in this Lease, said words or phrases shall have the following meaning:

a. “Area” shall mean the parcel of land commonly known and referred to as AE Building 7, 2424 Midpoint Drive, Fort Collins Colorado, as depicted on Exhibit “A” attached hereto and incorporated herein by this reference. The Area includes the Leased Premises. The Area may include Common Areas.

b. “Building” shall mean the building located in the Area in which the Leased Premises is located.

c. “Common Areas” shall mean those areas designated by Landlord as areas or facilities available for the nonexclusive use in common by persons designated by Landlord.

d. “Rentable Square Footage” shall be deemed to be 63,627 square feet (said Rentable Square Footage being approximate, Landlord does not guarantee the exact extent of such Rentable Square Footage).

e. Other Definitions. Other defined terms as set forth in this Lease shall, unless the context requires otherwise, have the meanings assigned to such terms elsewhere in this Lease.

2. Leased Premises. “Leased Premises” shall mean the premises herein leased to Tenant by Landlord, as depicted on Exhibit “B” attached hereto and incorporated herein by this reference.

Space in Building 2424 Midpoint Drive consisting of 63,627 Rentable Square Feet.

Street address of Leased Premises: 2424 Midpoint Drive, Fort Collins, CO.

3. Lease Term.

a. Base Term. The term of this Lease shall commence at 12:00 noon on January 1, 2012 and, unless sooner terminated as herein provided for, shall end at 12:00 noon on December 31, 2021 (“Lease Term”). Except as specifically provided to the contrary herein, the Leased Premises shall, upon the termination of this Lease, by virtue of the expiration of the Lease Term or otherwise, be returned to Landlord by Tenant in as good of condition as when entered upon by Tenant, broom clean, with Tenant’s personal property removed in accordance with paragraph 39 hereof, ordinary wear and tear excepted.

4. Rent. Tenant shall pay the following rent for the Leased Premises:

a. Base Monthly Rent. Tenant shall pay to Landlord, without notice and without setoff, at the address of Landlord as herein set forth, the following Base Monthly Rent (“Base Monthly Rent”) plus any Amortization as defined in Exhibit C below, said Base Monthly Rent to be paid in advance on the first day of each month during the term hereof. In the event that this Lease commences on a date other than the first day of a month, the Base Monthly Rent for the first month of the Lease Term shall be prorated for said partial month. Below is a schedule of Base Monthly Rental payments as agreed upon:

During Lease Term

	0000000000000000	0000000000000000
For Period Starting	To Period Ending	An Annual Base Rent of

January 1, 2012	Dec 31, 2012	$16.19 / rsf NNN
January 1, 2013	Dec 31, 2013	$16.19 / rsf NNN
January 1, 2014	Dec 31, 2014	$16.19 / rsf NNN
January 1, 2015	Dec 31, 2015	$16.19 / rsf NNN
January 1, 2016	Dec 31, 2016	$10.50 / rsf NNN
January 1, 2017	Dec 31, 2017	$10.82 / rsf NNN
January 1, 2018	Dec 31, 2018	$11.14 / rsf NNN
January 1, 2019	Dec 31, 2019	$11.47 / rsf NNN
January 1, 2020	Dec 31, 2020	$11.82 / rsf NNN
January 1, 2021	Dec 31, 2021	$12.17 / rsf NNN

b. Total Net Lease. Tenant understands and agrees that this Lease is a total net lease (a “net, net, net lease”), whereby Tenant has the obligation to reimburse Landlord for a share of all Operating Expenses, as defined below, incurred by Landlord as a result of Landlord’s ownership and operation of the Leased Premises, the Building and/or the Area. All such reimbursements shall constitute additional rent due under the terms of this Lease. Landlord’s initial estimate of Operating Expenses is $3.75 per Rentable Square Foot, annually. This represents only an estimate, and actual charges will be payable in accordance with the provisions of this Lease.

5. Operating Expenses.

a. “Tenant’s Prorata Share” as to the Building in which the Leased Premises are located shall mean an amount (expressed as a percentage) equal to 100% of all costs incurred below.

i. Definitions. The term “Operating Expenses” shall mean the aggregate of those costs and expenses paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) relating to the ownership, maintenance, and operation of the Leased Premises, the Building and the Area. Without limiting the generality of the foregoing, Operating Expenses shall include the following:

1. Taxes — The term “Taxes” shall mean all taxes, fees and assessments and governmental charges levied, whether by federal, state, county, municipal, or other taxing districts or authorities presently or hereafter created, taxing the Building and/or the Area and any other taxes, fees, charges or assessments attributable to the Building or the Area or their ownership or operation that Landlord shall be required to pay, or substitutes thereof. All expenses, including reasonable attorneys’ fees and disbursements, experts’ and other witnesses’ fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for the year in which paid.

2. Insurance — The term “Insurance” shall mean all property and liability insurance in amounts reasonable and customary that Landlord, in its sole discretion, shall deem reasonably necessary, advisable or be required to carry, including, but not limited to, that necessary in order to protect itself, its affiliates, agents and employees, the Building and the Area, all personal property used in connection therewith, or its interests therein. Landlord shall have the right to obtain umbrella or other policies covering both the Building and the Area and other assets owned by or associated with Landlord or its affiliates, in which event the cost thereof shall be equitably allocated.

3. Maintenance Costs — The term “Maintenance Costs” shall mean all costs paid or incurred in connection with the operation or maintenance of the Building and the Area including, without limitation, all parking areas (whether temporary or permanent) on or used in connection with the Area, access roads, driveways, curbs, retaining walls, lighting facilities, service corridors, loading docks and areas, pedestrian sidewalks, stairways, plazas, malls, and demising walls, escalators, elevators, courts and ramps, decorative walls, vacant areas, landscaped and planting areas and facilities, fountains, service lines or conduits for gas, water, electric, sewage, heating, ventilating and air conditioning services, music and intercom equipment, fire suppression and warning systems, conduits and appurtenances for use by Tenant in common with other tenants, and other areas and facilities related to the Building or the Area, whether within or outside the Building and whether located on or off the Area. Maintenance Costs shall include, but are not limited to, the following:

(a) All reasonable expenses incurred in connection with making the parking areas located on or used in connection with the Area, if any, available for use by Tenant and others including, but not limited to, any management fees or other charges that Landlord may be required to pay for such use, and all costs incurred for sweeping, cleaning, litter control, resurfacing, repainting, restriping, removal and replacement of pavement, curbs and car stops, and snow and ice removal;

(b) All reasonable expenses incurred for supplies and materials used in the operation and maintenance of the Building and the Area including, but not limited to, uniforms, paper products, decorations, painting and replacement of worn out mechanical or damaged equipment;

(c) The reasonable cost of all utilities for the Building and the Area, including, but not limited to, the cost of water, electrical service, heating, lighting, air conditioning and ventilation, excepting those utilities supplied to tenants of the Building at their respective premises to the extent billed to such tenants either directly or by means of submetering or other determined share;

(d) The cost of all maintenance and service agreements for the Building and the Area and equipment used in the common operation of the Building and the Area, including, but not limited to, alarm service, cleaning, janitorial service for common areas and tenants’ premises’, where applicable, waste disposal, security and/or guard service, exterior window cleaning, fire protection, sprinklers, elevator and mechanical systems maintenance, exterminating and landscape maintenance, the cost of maintaining in good working condition the HVAC system(s) (including the computer room air conditioning (CRAC) units) for the Building and the Area;

(e) The cost of installation of capital improvement items, amortized over their useful life and together with interest, which result in, or are intended to result in, a reduction in Maintenance Costs or which are required to be installed under any governmental law, regulation or authority. Interest shall be calculated at the lesser of (i) the annual prime rate published in the Western Edition of The Wall Street Journal plus two percent (2%) per annum or (ii) the maximum legal rate of interest allowed by the state in which the Building is located. All such costs shall be amortized over the useful life of the capital improvement in accordance with normally accepted accounting procedures.

(f) Landlord’s management fees paid for the management of the property (including, without limitation, salaries and fringe benefits of Building employees and employees of the Building’s managing agent to the extent chargeable to the Building), reasonable legal fees, accounting costs and disbursements, and other professional services associated with the operation and maintenance of the Building and Area; management fees shall not be higher than five percent (5%) of gross rental annually;

(g) The reasonable cost of maintenance and repair of ceilings, gutters, glass, plate glass, show windows, plumbing, pipes and fixtures and other equipment;

(h) The cost of all licenses, dues, permits and other governmental charges;

(i) Any assessments and other charges payable to any property owners association or otherwise payable pursuant to any covenants, conditions and restrictions governing all or any portion of the Building and/or the Area.

ii. Exclusions. Maintenance costs (and Operating Expenses) shall not include the following:

1. The cost of maintenance and repair of foundations, exterior walls, and roofs;

2. leasing commissions, costs, disbursements, and other expenses incurred for leasing, renovating, or improving space for tenants, other than Tenant;

3. costs (including permit, license, and inspection fees) incurred in renovating, improving, decorating, painting, or redecorating vacant space or space for tenants, other than Tenant;

4. depreciation and amortization on the Building except as expressly permitted elsewhere in the Lease;

5. overhead and profit paid to subsidiaries or affiliates of Landlord for management or other services on or to the Property or for supplies or other materials, to the extent that the costs of the services, supplies, or materials exceed the competitive costs of the services, supplies, or materials were they not provided by a subsidiary or affiliate;

6. interest on debt or amortization payments on mortgages or deeds of trust or any other debt for borrowed money;

7. advertising and promotional expenditures; and

8. Nonrecurring costs incurred to remedy structural defects in original construction materials or installations.

b. Within thirty (30) days of its receipt of any operating statement, Tenant at its sole cost and expense shall have the right to review in Landlord’s offices and during normal business hours Landlord’s records of Operating Expenses. Tenant’s right to review and object to such statement shall include the right to conduct a full audit of the Operating Expenses, and to dispute whether any item is properly included in the Operating Expenses in accordance with the provisions of this Section, and whether the cost was reasonable and customary for a similar class office development such as the Building in Larimer County, Colorado, for such expenses, costs and disbursements for any items. If Tenant does provide notice of such objection to Landlord, Landlord and Tenant shall, within ten (10) days of Landlord’s receipt of such objection, meet and attempt to resolve such dispute. If, however, the parties are unable, after good faith negotiation, to resolve such dispute within such ten (10) day period, then Tenant shall pay the amount which is not in dispute to Landlord. If it is ultimately determined, through whatever means, that Tenant has underpaid Landlord, Tenant shall, within thirty (30) days following such resolution, pay to Landlord the amount of Additional Rent due. If it is ultimately determined, through whatever means, that Landlord has overcharged Tenant, Landlord shall, within thirty (30) days following such resolution, reimburse Tenant the amount that had been overcharged. If it is determined by whatever means that Landlord overstated Operating Expense by more than ten percent (10%), Landlord shall pay Tenant’s costs to audit Landlord’s statement.

c. Estimates and Payments. Tenant covenants and agrees to pay to Landlord, as additional rent, Tenant’s Pro Rata Share of any Operating Expenses, in accordance with the provisions hereof (the “Operating Payment”). Tenant agrees to pay monthly, as additional rent, one-twelfth (1/12) of Landlord’s estimate of Tenant’s Operating Payment for the then current calendar year. Commencing upon Tenant’s occupancy, Tenant’s initial monthly Operating Payment shall be based on 63,627 rentable square feet and is estimated to be $19,881.00. Landlord will give Tenant written notice from time to time of such estimated amounts determined in good faith by Landlord based upon Landlord’s operating budget, and Tenant shall pay such amounts monthly to Landlord in the same manner and at the same time as Base Monthly Rent. As soon as is reasonably practicable following the end of each calendar year, Landlord will submit to Tenant a statement showing in reasonable detail Operating Expenses on a per rentable square foot basis for the preceding calendar year along with a reconciliation of estimated payments made by Tenant as compared to Tenant’s actual Operating Payment for such calendar year (each, an “Operating Statement”). However, the failure or delay by Landlord to provide Tenant with an Operating Statement shall not constitute a waiver by Landlord of Tenant’s obligation to pay its Operating Payment or of Landlord’s rights to send an Operating Statement or a waiver of its right to reconcile Tenant’s Operating Payment. Within thirty (30) days after receipt of an Operating Statement, Tenant shall pay to Landlord any additional amounts owed to Landlord as shown on the Operating Statement. Any monies owed Tenant by Landlord shall be applied by Landlord against the next accruing monthly installment(s) of the Operating Payment due from Tenant. Tenant or its representative shall have the right, upon not less than ten (10) days’ prior notice to review, at Tenant’s sole cost, Landlord’s books and records with respect to Operating Expenses during normal business hours, at the location of Landlord’s books and records. Tenant’s right of inspection and review with respect to any such books and records shall be a one (1) time right annually, and shall be limited to Landlord’s books and records with respect to Operating Expenses for only the immediately preceding calendar year. Any payments due under this paragraph 5 shall be prorated for any partial calendar year occurring during the Term. Tenant’s obligation to pay any amounts due under this paragraph 5 and Landlord’s obligation to refund any overpayments made by Tenant under this paragraph 5 for the final year of the Term shall survive the expiration or earlier termination of this Lease.

d. Extra Charges. In addition, Tenant shall pay, as additional rent, all expenses paid or incurred by Landlord which are attributable to Tenant’s use and occupancy of the Leased Premises or which are incurred pursuant to Tenant’s request for additional or overtime services; including, but not limited to, sales, use or occupancy taxes payable by Landlord based upon Base Monthly Rent and any additional rent; overtime HVAC or heating expenses; overtime electric charges; charges for keys; or special Tenant requests. Unless such charges are included in the monthly invoice for Base Monthly Rent or other payment dates are otherwise specifically set forth herein, any extra charges shall be due and payable by Tenant within thirty (30) days after receipt of invoices for same.

6. Security Deposit. Landlord acknowledges there is no security deposit.

7. Use of Premises.

a. Tenant shall use the Leased Premises only for technical office, research/development, laboratory, manufacturing, data center and any other related uses with lawful purpose acceptable under the City of Fort Collins zoning regulations and for no other purpose whatsoever except with the written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall not allow any accumulation of trash or debris on the Leased Premises or within any portion of the Building or the Area. All receiving and delivery of goods and merchandise and all removal of garbage and refuse shall be made only by way of the rear and/or other service door provided therefore. In the event the Leased Premises shall have no such door, then these matters shall be handled in a manner satisfactory to Landlord. No storage of any material outside of the Leased Premises shall be allowed unless first approved by Landlord in writing, and then in only such areas as are designated by Landlord. Tenant shall not commit or suffer any waste on the Leased Premises nor shall Tenant permit any nuisance to be maintained on the Leased Premises or permit any disorderly conduct or other activity having a tendency to annoy or disturb any occupants of any part of the Area and/or any adjoining property; nor shall Tenant engage in or permit any activity which would increase the existing premiums or otherwise adversely affect any fire, casualty, liability or other insurance upon the Leased Premises, Building or Area or cause the cancellation of any such insurance.

b. Tenant shall not use the Leased Premises or any part thereof, or permit the Leased Premises or any part thereof to be used, (i) to conduct or permit any fire auction, going-out-of business or bankruptcy sale; (ii) to engage in any unethical method of business operation; (iii) as a so called “discount house” or for “cut rate” or “discount” or “second hand” type of business; (iv) to sell or display for sale, or display, any pornographic or obscene material; (v) to distribute or permit to be distributed handbills or other matter to persons or customers outside of the Leased Premises; or (vi) for the preparation, dispensing or consumption or sale of food or beverages in any manner whatsoever (however, Tenant may install and use a water cooler and/or have bottled water delivered to the Leased Premises for consumption in the Leased Premises). Tenant shall not use or permit to be used the sidewalks, hallways, concourse, lobby area, or other space outside the Leased Premises for any display, sale or similar undertaking or storage or use or permit to be used any loudspeaker, phonograph or other sound system or advertising device which may be heard outside the Leased Premises.

8. Laws and Regulations — Tenant Responsibility. Tenant shall, at its sole cost and expense, comply with all laws, rules, regulations or ordinances of any governmental entity, board, commission or agency having jurisdiction over the Leased Premises. Tenant shall not be released from its obligations under this Lease should its possession of the Leased Premises be interfered with or affected by reason of the passage or adoption of any law, ordinance, resolution, regulation or act by any legal or governmental authority, or any order of abatement or judgment preventing the use of the Leased Premises made on the grounds that the Leased Premises or the business operated therefrom constitute a nuisance. Tenant shall also comply with the terms of any applicable covenants, conditions and restrictions affecting the Leased Premises (whether applicable to the entire Area or otherwise).

9. Landlord’s Rules and Regulations. Landlord reserves the right to adopt and promulgate reasonable rules and regulations applicable to the Leased Premises and from time to time amend or supplement said rules or regulations, so long as such rules and regulations do not prohibit Tenant from the use and enjoyment of the Building in compliance with the uses permitted herein.

10. Control of Common Areas — Exclusive Control of Landlord. All Common Areas shall at all times be subject to the exclusive control and management of Landlord, notwithstanding that Tenant and/or Tenant’s employees and/or customers may have a nonexclusive right to the use thereof. Landlord shall have the right from time to time to establish, modify and enforce rules and regulations with respect to the use of said facilities and Common Areas. Without limiting the foregoing, Landlord shall have the right, in Landlord’s sole discretion, from time to time:

a. To make reasonable changes to the Common Areas

b. To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Leased Premises remains available.

c. To do and perform such other acts and make such other changes in, to or with respect to the Common Areas and Building as Landlord may deem to be appropriate.

11. Parking. Tenant shall have the exclusive use of those parking spaces depicted as the Area on Exhibit A leased by Tenant. It is specifically understood and agreed that the parking areas located on the Area shall be for the exclusive use of all the tenants in the Building, but shall be limited to the use of such tenants’ employees, visitors, guests or invitees only (hereinafter the parking areas located on the Area shall be referenced as the “Parking Facilities”). Tenant and its agents, employees, contractors, visitors, guests, invitees or licensees shall not interfere with the rights of Landlord or others entitled to similar use of the Parking Facilities.

12. Taxes.

a. Real Property Taxes and Assessments. Real estate taxes and special assessments levied and assessed against the Building and the Area are included as a portion of Operating Expenses pursuant to paragraph 5, above.

b. Personal Property Taxes. Tenant shall be responsible for, and shall pay promptly when due, any and all taxes and/or assessments levied and/or assessed against any furniture, fixtures, equipment and items of a similar nature installed and/or located in or about the Leased Premises by Tenant.

c. Rent Tax. If a special tax, charge or assessment is imposed or levied upon the rents paid or payable hereunder or upon the right of Landlord to receive rents hereunder (other than to the extent that such rents are included as a part of Landlord’s income for the purpose of an income tax), Tenant shall reimburse Landlord for the amount of such tax within fifteen (15) days after demand therefore is made upon Tenant by Landlord.

d. Other Taxes, Fees and Charges. Tenant shall pay to Landlord, on the first day of each month, as additional rent, Tenant’s Pro Rata Share of any “Other Charges” (as hereinafter defined) levied, assessed, charged or imposed against the Area, as a whole. Unless paid directly by Tenant to the authority levying, assessing, charging or imposing same, Tenant shall also pay to Landlord, on the first day of the month following payment of same by Landlord, the entire costs of any such “Other Charges” levied, assessed, charged or imposed against the Leased Premises, Tenant’s use of same, or Tenant’s conduct of business thereon. For purposes of this provision, “Other Charges” shall mean and refer to any and all taxes, assessments, impositions, user fees, impact fees, utility fees, transportation fees, alternative transportation fees and passes, infrastructure fees, system fees, license fees, and any other charge or assessment imposed by any governmental authority or applicable subdivision on the Area, the Leased Premises or the ownership or use of the Area or Leased Premises, or the business conducted thereon, whether or not formally denominated as a tax, assessment, charge or other nominal description, whether now in effect or hereafter enacted or imposed (excluding, however, Landlord’s income taxes).

e. Tax Protests. Should Landlord protest and win a reduction in the real estate taxes for the Building or Area, Tenant shall be obligated to pay its Prorata Share of the costs of such protest, including, without limitation, any fees paid if the protest is handled by a party other than Landlord.

13. Insurance.

a. Landlord’s Insurance. Landlord shall obtain and maintain such fire and casualty insurance on the core and shell of the Building in which the Leased Premises are located and the Common Areas, as well as such loss of rents, business interruption, liability or any other insurance, as it deems appropriate, with such companies and on such terms and conditions as Landlord deems acceptable. Such insurance shall not be required to cover any of Tenant’s inventory, furniture, furnishings, fixtures, equipment or tenant improvements (whether or not installed on the Leased Premises by or for Tenant and whether or not included within tenant finish provided by Landlord), and Landlord shall not be obligated to repair any damage thereto or replace any of same, and Tenant shall have no interest in any proceeds of Landlord’s insurance. The cost of such insurance shall be an “Operating Expense” as defined in paragraph 5, above. Such insurance shall be for the sole benefit of Landlord, and if required, Landlord’s mortgagee. If the annual premiums to be paid by Landlord exceed the standard rates because of Tenant’s operations within or contents of the Leased Premises, Tenant shall immediately pay the excess amount of the premium upon request by Landlord.

b. Tenant’s Insurance. Tenant shall, at its sole cost and expense, obtain and maintain throughout the term of this Lease, on a full replacement cost basis, “all risk” insurance covering all of Tenant’s inventory, furniture, furnishings, fixtures, equipment and all tenant improvements or tenant finish (whether or not installed by Landlord) and betterments located on or within the Leased Premises. In addition, Tenant shall obtain and maintain, at its sole cost and expense, comprehensive general liability insurance providing coverage from and against any loss or damage occasioned by an accident or casualty on, about or adjacent to the Leased Premises, including protection against death, personal injury and property damage. Such liability coverage shall be written on an “occurrence” basis, with limits of not less than $1,000,000.00 for injury to and death to any one person and, in respect of injury or death in any one accident, to the limit of not less than $3,000,000.00, and property damage insurance against claims for damage or injury to property to the limit of not less than $1,000,000.00.

All policies of insurance required to be carried by Tenant hereunder shall be written by an insurance company reasonably acceptable to Landlord and licensed to do business in the State of Colorado; and shall name Landlord and the management company as an additional named insured and/or loss payee, as Landlord may direct. Each such policy shall provide that same shall not be reduced or cancelled without at least thirty (30) days’ prior written notice to Landlord and any mortgagee of Landlord. Certificates evidencing the extent and effectiveness of all of Tenant’s insurance shall be delivered to Landlord and the management company upon request. The limits of such insurance shall not, under any circumstances, limit the liability of Tenant under this Lease.

In the event that Tenant fails to maintain any of the insurance required of it pursuant to this provision, Landlord shall have the right (but not the obligation) at Landlord’s election, to pay Tenant’s premiums or to arrange reasonable substitute insurance with an insurance company of Landlord’s choosing, in which event any premiums advanced by

Landlord shall constitute additional rent payable under this Lease and shall be payable by Tenant to Landlord immediately upon demand for same. Landlord shall also have the right, but not the obligation, whether or not Tenant maintains coverage to carry any such insurance as Landlord may elect in order to provide coverage in the event Tenant fails to properly maintain such insurance. Landlord’s election to obtain any such insurance coverage for Tenant shall not constitute a cure or waiver of Tenant’s default in that regard.

The rights of Landlord hereunder shall be in addition to, and not in lieu of, of any other rights or remedies available to Landlord under this Lease or provided by law or in equity. Without limiting the foregoing, in the event that coverage of any risk for which Tenant is responsible pursuant to this Lease is ultimately provided by coverage maintained by Landlord, whether due to Tenant’s failure to provided or maintain such insurance or otherwise, Tenant shall promptly reimburse Landlord for an amount equal to any deductible incurred, immediately upon demand for same.

c. Tenant’s High Pressure Steam Boiler Insurance. If Tenant makes use of any kind of steam or other high pressure boiler or other apparatus which presents a risk of damage to the Leased Premises or to the Building or other improvements of which the Leased Premises are a part or to the life or limb of persons within such premises, Tenant shall secure and maintain appropriate boiler insurance in an amount satisfactory to Landlord. Landlord shall be named insured in any such policy or policies. Certificates for such insurance shall be delivered to Landlord and shall provide that said insurance shall not be changed, modified, reduced or canceled without thirty (30) days prior written notice thereof being given to Landlord.

d. Workers’ Compensation. Tenant shall also purchase Workers’ Compensation Insurance in compliance with all state, federal and other governmental laws, rules and regulations.

e. Mutual Subrogation Waiver. Landlord and Tenant hereby grant to each other, on behalf of any insurer providing fire and extended coverage to either of them covering the Leased Premises, Buildings or other improvements thereon or contents thereof, a waiver of any right of subrogation any such insurer of one party may acquire against the other or as against Landlord or Tenant by virtue of payments of any loss under such insurance. Such a waiver shall be effective so long as Landlord and Tenant are empowered to grant such waiver under the terms of their respective insurance policy or policies and such waiver shall stand mutually terminated as of the date either Landlord or Tenant gives notice to the other that the power to grant such waiver has been so terminated.

f. Adequacy of Coverage. Landlord, its agents and employees, make no representation that the limits of liability specified herein are or are not adequate to protect the interests of Tenant. If Tenant believes that any such insurance coverage is inadequate, Tenant will obtain, at Tenant’s sole cost and expense, such additional insurance coverage as Tenant deems appropriate.

14. Utilities.

a. Tenant Services. Tenant shall be solely responsible for and promptly pay all charges for heat, water, gas, electric, sewer service and any other utility service used or consumed on the Leased Premises. Tenant, upon Lease commencement, shall make arrangements with Xcel Energy, Qwest or other appropriate utility company to pay the utilities used on the Leased Premises and to have the same billed to Tenant at the address designated by Tenant. Should there be a time where Landlord remains responsible for utilities supplied to the Leased Premises, Landlord shall bill Tenant therefore and Tenant shall promptly reimburse Landlord therefore. In no event shall Landlord be liable for any interruption or failure in the supply of any such utility to the Leased Premises.

In the event the utility company supplying water and/or sewer to the Leased Premises determines that an additional service fee, impact fee, and/or assessment, or any other type of payment or penalty is necessary due to Tenant’s use and occupancy of the Building, nature of operation and/or consumption of utilities, said expense shall be borne solely by Tenant. Said expense shall be paid promptly and any repairs requested by the utility company shall be performed by Tenant immediately and without any delay.

b. Tenant Shall Give Landlord Access. Tenant shall cooperate with Landlord, Utility Service Provider, and any Alternative Service Provider at all times and, as reasonably necessary, shall allow Landlord, Utility Service Provider, and any Alternative Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring, gas lines, and any other machinery within the Premises.

c. Landlord Not Responsible for Interruption of Service. Landlord shall in no way be liable or responsible for any loss, damage, or expense that Tenant may sustain or incur by reason of any change, failure, interference, disruption, or defect in the supply or character of the electrical and/or gas energy furnished to the Premises, or if the quantity or character of the electric and/or gas energy supplied by the Utility Service Provider or any Alternate Service Provider is no longer available or suitable for Tenant’s requirements, and no such change, failure, defect, unavailability, or unsuitability shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of rent, or relieve Tenant from any of its obligations under the Lease, except in cases of Landlord negligence.

d. Failure to Provide Services. Notwithstanding anything to the contrary set forth in this Lease, Landlord hereby agrees that if there is an interruption or discontinuance of the services which Landlord has agreed to provide in this Lease that are within Landlord’s full control and that renders the Premises un-tenantable and continues for a period of five (5) or more consecutive business days after Landlord receives written notice thereof from Tenant (hereinafter referred to as “Unauthorized Interruption”), Tenant’s Base Rent and all other charges shall abate commencing at the end of said five (5) business day period and continuing until such time as the Premises are rendered tenantable. However, if the Unauthorized Interruption is the result of any misconduct or negligent acts on the part of Tenant, its agents or employees, or due to Tenant’s failure to comply with the provisions hereof, Tenant’s Base Rent and all other charges shall not abate, except to the extent of Landlord’s recovery with regard to the Premises under its rental insurance, if any. Provided, however, if any such Unauthorized Interruption is as a result of the Landlord’s (or its employees’, contractors’, representatives’ or agents’) gross negligence or willful misconduct, and such interruption continues for five (5) consecutive business days after notice of such Unauthorized Interruption is given to Landlord, then Tenant shall be entitled to an abatement of its obligations to make payments of Rent, commencing on the sixth (6th) business day after the notice of such interruption is given and continuing until such time as the interruption ceases. If such interruption shall continue for thirty (30) consecutive days, Tenant may elect to terminate this Lease upon ten (10) days’ notice to Landlord; provided, however, that the election to terminate shall be of no force and effect if prior to the expiration of said ten (10) day period the cause of such Unauthorized Interruption shall have been removed by Landlord. No portion of such Rent so abated shall be subject to subsequent recapture. The specified remedies herein shall be non-exclusive of each other and in addition to any other remedies available to Tenant at law or in equity.

15. Maintenance Obligations of Landlord. Except as herein otherwise specifically provided in this Lease, Landlord shall not be responsible to make any improvements to, or repairs of any kind or nature to, or otherwise maintain the Leased Premises, the Building or the Area. Landlord shall keep and maintain the roof and exterior of the Building of which the Leased Premises are a part in good repair and condition, provided that Tenant shall repair and pay for any damage to roof, foundation or external walls caused by Tenant, or its agents, contractors, servants, employees, licensees or invitees.

Landlord shall maintain in good working condition the heating and air conditioning systems for the Building located on the Leased Premises. Landlord shall contract for the normal maintenance of the heating and air conditioning systems. The reasonable cost for such normal maintenance shall be assessed as an Operating Expense.

16. Maintenance Obligations of Tenant. Subject only to the maintenance obligations of Landlord as herein provided for, Tenant shall, during the entire Lease Term, including all extensions thereof, at Tenant’s sole cost and expense, keep and maintain the Leased Premises in good condition and repair, including, without limitation, the following:

a. Electrical Systems. Tenant agrees to maintain in good working order and to make all required repairs and replacements to the electrical systems for the Leased Premises. Tenant agrees not to install any electrical equipment that overloads any electrical paneling, circuitry, or wiring. Tenant upon signing this Lease acknowledges that Tenant has inspected the existing electrical systems and all such systems are in good repair and working order.

b. Plumbing Systems. Tenant agrees to maintain in good working order and to make all required repairs or replacements to the plumbing systems for the Leased Premises. Tenant upon signing this Lease acknowledges that Tenant has inspected the existing plumbing systems and all such systems are in good repair and working order.

c. Inspections and Service. Upon termination of Lease Agreement and only if reasonably requested by Landlord, Tenant agrees, before vacating premises, to employ at Tenant’s sole cost and expense, a licensed contractor to inspect, service and write a written report on the systems referred to in paragraph15.a. and15b. above. Landlord shall have the right to order such an inspection if Tenant fails to provide evidence of such inspection, and, to follow the recommendations of such reports, and to charge the expense of such inspection, report and/or system repairs to Tenant.

d. Tenant’s Responsibility for Building and Area Repairs. Tenant shall be responsible for any repairs required for any part of the Building or Area of which the Leased Premises are a part if such repairs are necessitated by the actions or inactions of Tenant or Tenant’s agents, contractors, servants, employees, licensees or invitees.

e. Cutting Roof. Tenant must obtain in writing Landlord’s approval prior to making any roof penetrations. Failure by Tenant to obtain written permission to penetrate a roof shall relieve Landlord of any roof repair obligations as set forth in paragraph 15 hereof. Tenant further agrees to repair, at its sole cost and expense, all roof penetrations made by Tenant and to use, if so requested by Landlord, a licensed contractor selected by Landlord to make such penetrations and repairs. Landlord shall in no event be required to approve a contractor, or any proposed work, which would void or jeopardize the validity of any existing roof warranty.

f. Glass and Doors. The repair and replacement of all glass and doors on the Leased Premises shall be the responsibility of Tenant. Any such replacements or repairs shall be promptly completed at the expense of Tenant.

g. Liability for Overload. Tenant shall be responsible for the repair or replacement of any damage to the Leased Premises, the Building or the Area which result from Tenant’s movement of heavy articles therein or thereon. Tenant shall not overload the floors of any part of the Leased Premises or any paved portion of the Area.

h. Liability for Overuse and Overload of Operating Systems. Tenant shall be responsible for the repair, upgrade, modification, and/or replacement of any operating systems servicing the Leased Premises and/or all or part of the Building which is necessitated by Tenant’s use of, significant change or increase in use of or non-disclosed use of all or a part of the Leased Premises that overloads such Operating system. Operating systems means electrical systems; plumbing systems (both water and natural gas); heating, ventilating, and air conditioning systems; telecommunications systems; computer and network systems; lighting systems, fire sprinkler systems; security systems; and building control systems, if any.

i. Inspection of Leased Premises — “As Is” Conditions. By taking possession of the Leased Premises, Tenant acknowledges that Tenant has inspected the Leased Premises and accepts the Leased Premises in the condition that they exist as of the date of Lease commencement, including, but not limited to, all mechanical, plumbing and electrical systems. Landlord will make sure that all base Building systems (mechanical, plumbing and electrical) that currently exist are in good working condition. Tenant shall be responsible for any changes, modifications or upgrades to the base building systems.

j. Janitorial Services. If not included in Operating Expenses, Tenant shall provide, at its sole cost, all janitorial and cleaning service reasonably necessary or appropriate in order to maintain and keep the interior of the Leased Premises (including, without limitation, floors, rugs, carpets, floor coverings, interior fixtures, improvements, decorations, walls, and interior surfaces of windows and doors) and the storefronts forming the exterior of the Leased Premises clean and in a first class appearance at all times. Tenant acknowledges that the appearance of the Leased Premises is an essential element of the appearance of the Building.

k. Failure of Tenant to Maintain Premises. Should Tenant neglect to keep and maintain the Leased Premises as required herein, Landlord shall have the right, but not the obligation, to have the work done and any reasonable costs plus a seven percent (7%) overhead charge therefore shall be charged to Tenant as additional rental and shall become payable by Tenant with the payment of the rental next due.

17. Inspection of and Right of Entry to Leased Premises — Regular, Emergency, Reletting. Landlord and/or Landlord’s agents and employees, shall have the reasonable right to enter the Leased Premises at all times during regular business hours and, at all times during emergencies, to examine the Leased Premises, to make such repairs, alterations, improvements or additions as Landlord deems necessary. During the nine (9) months prior of the expiration of the term of this Lease or any renewal thereof, Landlord may exhibit the Leased Premises to prospective tenants and/or purchasers and during the six (6) months prior to such expiration Landlord may place upon the Leased Premises the usual notices indicating that the Leased Premises are for lease and/or sale.

18. Alteration — Changes and Additions — Responsibility. Unless Landlord’s approval is first secured in writing (which approval shall not be unreasonably withheld or delayed, Tenant shall not install or erect inside partitions, add to existing electric power service, add telephone outlets, install additional heating and/or air conditioning or make any other changes, alterations or improvements to the interior or exterior of the Leased Premises or the Building. Upon requesting any such consent, Tenant shall provide to Landlord all information reasonably necessary to permit Landlord to properly assess the proposed work, including, without limitation, a reasonably detailed description of the proposed work and the estimated cost thereof. Landlord shall consent to or reject any such proposed work that is nonstructural in nature within ten (10) days following Tenant’s request for consent; and Landlord shall consent to or reject any proposed work that is structural in nature within ten (10) days following Tenant’s request for consent. Any such changes or alterations shall be made at the sole cost and expense of Tenant. At the end of this Lease, all such fixtures, equipment, additions, changes and/or alterations (except trade fixtures installed by Tenant) shall be and remain the property of Landlord; provided, however, Landlord shall have the option to require Tenant to remove any or all such fixtures, equipment, additions and/or alterations and restore the Leased Premises to the condition existing immediately prior to such change and/or installation, normal wear and tear excepted, all at Tenant’s cost and expense. Landlord shall inform Tenant of Landlord’s request to Tenant to restore the Premises at time of consent. Landlord and tenant agree that all current additions and or alterations have been approved by the landlord and Tenant will not be required to remove any or all such fixtures, equipment, additions and/or alterations and restore the Leased Premises. All such work shall be done in a good and workmanlike manner and shall consist of new materials unless agreed to otherwise by Landlord. Landlord may require adequate security from Tenant assuring no mechanics’ liens on account of work done on the Leased Premises by Tenant and may post the Leased Premises, or take such other action as is then permitted by law, to protect Landlord and the Leased Premises against mechanics’ liens. Tenant agrees to pay or cause to be paid promptly all bills and charges for any material, labor or otherwise in connection with or arising out of any such alterations, improvements or additions to the Leased Premises, and Tenant agrees to hold Landlord free and harmless against all liens and claims of liens for labor and materials, or either of them, filed against the Leased Premises, or any part thereof, and against any expense or liability in connection therewith. Tenant shall, however, have the right to contest any mechanic’s liens or claims of such liens filed against the Leased Premises, provided Tenant shall diligently prosecute any such contest and at all times effectively stay or prevent any sale of the Leased Premises under execution or otherwise and pay or otherwise satisfy any final judgment judging or enforcing such contested lien and thereafter procure record of satisfaction or release thereof. Landlord shall also retain the right, but shall not have an obligation, to post the Leased Premises or take such other action as is then permitted by law to protect Landlord and the Leased Premises against mechanic’s liens. Any such work done within the Leased Premises by Tenant shall be accomplished in accordance with all applicable governmental laws, rules, regulations and ordinances, including, without limitation, any requirements imposed by the American with Disabilities Act (or similar applicable legislation), all at the sole cost and expense of Tenant. Without limiting any other provisions of this Lease, Tenant shall, at Tenant’s sole cost and expense (but subject to Landlord’s prior written approval, which shall not be unreasonably withheld or delayed), make each and every alteration or addition to the Leased Premises required to bring the Leased Premises into compliance with the requirements imposed by the Americans with Disabilities Act (42 U.S.C. § 12101, et seq.) and any regulations promulgated pursuant thereto effective from time to time during the term of this Lease, and any period of holding over by Tenant (“ADA Requirements”), if:

a. The requirement for such alteration or addition arises as a result of:

i. Any alteration or addition by Tenant.

ii. Any violation by Tenant of any ADA Requirements.

iii. A special use of the Leased Premises or any part thereof by Tenant or any assignee or subtenant of Tenant (including, but not limited to, use for a facility which constitutes, or if open to the public generally would constitute, a “place of public accommodation” under the ADA Requirements).

iv. The special needs of the employee(s) of Tenant or any assignee or subtenant of Tenant.

b. The ADA Requirements would otherwise make Tenant rather than Landlord primarily responsible for making such alteration or addition.

c. Tenant shall not be required to perform or pay for any upgrades outside of the Leased Premises to comply with the Americans with Disabilities Act (42 U.S.C. § 12101, et seq.).

19. Sign Approval. Except for signs which are located inside of the Leased Premises and which are not attached to any part of the Leased Premises, Landlord must approve in writing any sign to be placed in or on the interior or exterior of the Leased Premises, regardless of size or value. Specifically, signs attached to windows of the Leased Premises must be so approved by Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. As a condition to the granting of such approval, Landlord shall have the right to require Tenant to furnish a bond or other security acceptable to Landlord sufficient to insure completion of and payment for any such sign work to be so performed. Tenant shall, during the entire Lease Term, maintain Tenant’s signs in good condition and repair at Tenant’s sole cost and expense. Tenant shall, remove all signs at the termination of this Lease, at Tenant’s sole risk and expense and shall in a workmanlike manner properly repair any damage and close any holes caused by the installation and/or removal of Tenant’s signs. Tenant shall give Landlord prior notice of such removal so that a representative of Landlord shall have the opportunity of being present when the signage is removed, or shall pre-approve the manner and materials used to repair damage and close the holes caused by removal. Tenant’s existing monument and building signs have been approved by the landlord and will remain in place for the term of the lease and any extensions thereof, except in the event of development of Lot 5, in which case Landlord reserves the right, at its own expense, to remove the existing monument sign should that become necessary. If the event such development includes a multi-tenant directory sign listing other business park tenants, then Tenant shall be allowed, at its pro-rata cost, to be included on the sign.

20. Damage or Destruction of Leased Premises. In the event the Leased Premises and/or the Building of which the Leased Premises are a part shall be totally destroyed by fire or other casualty or so badly damaged that, in the opinion of Landlord, it is not feasible to repair or rebuild same, Landlord shall have the right to terminate this Lease upon written notice to Tenant and all obligations of Tenant under this Lease shall cease. If the Leased Premises are partially damaged by fire or other casualty, except if caused by Tenant’s negligence, and said Leased Premises are not rendered untenable thereby, as determined by Landlord, an appropriate reduction of the rent shall be allowed for the unoccupied portion of the Leased Premises until repair thereof shall be substantially completed. If Landlord elects to exercise the right herein vested in it to terminate this Lease as a result of damage to or destruction of the Leased Premises or the Building in which the Leased Premises are located, said election shall be made by giving notice thereof to Tenant within ninety (90) days after the date of said damage or destruction. Notwithstanding the foregoing, Landlord shall not have any obligation whatsoever to repair, reconstruct or restore the Leased Premises or the Building when the damage resulting from any casualty covered under this Lease occurs during the last twelve (12) months of the term or any renewal term. Any option to renew this Lease that Tenant may be entitled to exercise shall be null and void if such option has not been exercised prior to any such casualty that occurs during the last twelve (12) months of the term or any renewal term and Landlord elects not to repair, reconstruct or restore the Leased Premises or the Building.

Such restoration by Landlord shall not include replacement of Tenant’s trade fixtures, furniture, equipment or other items that do not become part of the Building or any improvements to the Leased Premises in excess of those provided for in the allowance (if any) for building standard items as of the Commencement Date of this Lease. Restoration of the Leased Premises required beyond Landlord’s obligation shall be performed by Tenant at no cost to Landlord. Tenant agrees that during any period of reconstruction or repair of the Leased Premises to continue the operation of business in the Leased Premises to the extent reasonably practicable. The Base Rent shall be abated or reduced proportionately to the proportion of the Leased Premises that has been damaged or destroyed during any period in which, by reason of such damage or destruction, there is a substantial interference with the operation of Tenant’s business.

21. Governmental Acquisition of Property. The parties agree that Landlord shall have complete freedom of negotiation and settlement of all matters pertaining to the acquisition of the Leased Premises, the Building, the Area, or any part thereof, by any governmental body or other person or entity via the exercise of the power of eminent domain, it being understood and agreed that any financial settlement made or compensation paid respecting said land or improvements to be so taken, whether resulting from negotiation and agreement or legal proceedings, shall be the exclusive property of Landlord, there being no sharing whatsoever between Landlord and Tenant of any sum so paid. In the event of any such taking, Landlord shall have the right to terminate this Lease on the date possession is delivered to the condemning person or authority and all obligations of Tenant under this Lease shall cease. Such taking of the property shall not be a breach of this Lease by Landlord nor give rise to any claims in Tenant for damages or compensation from Landlord. Nothing herein contained shall be construed as depriving Tenant of the right to retain as its sole property any compensation paid for any tangible personal property owned by Tenant which is taken in any such condemnation proceeding.

If a taking of the Leased Premises, the Building, or any part thereof pursuant to the above provisions occurs as to less than substantially all of the Leased Premises and Tenant can reasonably operate on the remainder of the Leased Premises the business being conducted on the Leased Premises at the time of such taking, this Lease shall not terminate and the monthly rental thereafter due and payable by Tenant shall be reduced in such proportion as the value of the whole of the Leased Premises shall be reduced as a result of such taking. If Landlord and Tenant are unable to agree whether substantially all of the Leased Premises has been taken as provided in the immediately preceding sentence, or the amount by which the monthly rental should be reduced, such question shall be submitted to arbitration in accordance with the rules of the American Arbitration Association then in effect. The decision of such arbitration shall be binding and conclusive upon the parties thereto, and all fees and expenses of such arbitration (exclusive of attorneys’ fees) shall be shared by the parties thereto. If a taking of more than 50% of the Leased Premises occurs and Tenant cannot reasonably operate in the remainder of the Leased Premises the business being conducted on the Leased Premises at the time of such taking, Tenant shall have the option to terminate this lease with thirty (30) days notice. Such taking of the property shall not be a breach of this Lease by Landlord nor give rise to any claims in Tenant for damages or compensation from Landlord.

22. Assignment or Subletting. Tenant may not assign this Lease (whether voluntary or involuntarily, by operation of law or otherwise), or sublet the Leased Premises or any part thereof, without the written consent of Landlord, which consent will not be unreasonably withheld, delayed, or conditioned. No such assignment or subletting if approved by Landlord shall relieve Tenant of any of its obligations hereunder, and, the performance or nonperformance of any of the covenants herein contained by subtenants shall be considered as the performance or the nonperformance by Tenant. A merger, consolidation or sale of substantially all (50% or more) of the assets of Tenant or a transfer of a substantial ownership interest (50% or more) in Tenant, except for transfers by will or otherwise upon death, shall constitute an assignment of this Lease for the purpose of this paragraph. Any consent to assignment or subletting given by Landlord shall not constitute a waiver of necessity for such consent to a subsequent assignment or subletting. Notwithstanding any assignment or sublease, Tenant and all Guarantors shall remain fully liable under the terms and conditions of this Lease and shall not be released from performing any of the terms, covenants and conditions hereof. Any assignee or subtenant (in addition to Tenant) shall be personally responsible for all payments, conditions, covenants and agreements contained in or provided by this Lease. Any assignment or subletting in violation of this paragraph 21 shall be null and void, and at Landlord’s option, shall constitute a default under this Lease.

Tenant hereby assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease made by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease. Landlord shall not, by reason of this or any other assignment of such sublease to Landlord nor by reason of the collection of the rents from a subtenant, be deemed liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease. Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that a default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due and to become due under the sublease. Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. Tenant shall have no right or claim against said subtenant or Landlord for any such rents so paid by said subtenant to Landlord.

No sublease entered into by Tenant shall be effective unless and until it has been approved in writing by Landlord. In entering into any sublease, Tenant shall use only such form of sublease as is reasonably satisfactory to Landlord, and once approved by Landlord, such sublease shall not be changed or modified without Landlord’s prior written consent. Any subtenant shall, by reason of entering into a sublease under this Lease, be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every obligation herein to be performed by Tenant other than such obligations as are contrary to or inconsistent with provisions contained in a sublease to which Landlord has expressly consented in writing. No subtenant shall further assign or sublet all or any part of the Leased Premises without Landlord’s prior written consent, which will not be unreasonably withheld or delayed.

In any situation in which Landlord consents to an assignment or sublease hereunder, Tenant shall promptly deliver to Landlord a fully executed copy of the final sublease agreement or assignment instrument and all ancillary agreements relating thereto. No assignment shall be effective unless the assignee has agreed within the assignment instrument to assume the obligations of Tenant hereunder and to be personally bound by all of the covenants, terms and conditions hereof on the part of Tenant to be performed or observed hereunder.

If Tenant shall assign or sublet the Premises or request the consent of Landlord to any assignment or subletting or if Tenant shall request the consent of Landlord for any act Tenant proposes to do then Tenant shall pay Landlord’s reasonable costs and expenses incurred in connection therewith, including attorneys, architects’, engineers’ or other consultants’ fees. In addition, Tenant shall pay to Landlord, as additional rent, all reasonable additional direct and indirect expenses incurred by Landlord due to any such assignee or sublessee taking possession of the Premises, including, but not limited to, freight elevator operation, security service, janitorial service and rubbish removal.

Landlord reserves the right to condition any approval to assign or sublet upon Landlord’s determination that (i) the proposed assignee or subtenant shall conduct a business on the Premises of a quality substantially equal to that of Tenant and consistent with the general character of the other occupants of the Building, and (ii) the proposed assignee or subtenant be financially responsible Tenant shall have an unrestricted right, at any time during the lease term or any extension period, without Landlord’s approval, to assign the lease or to sublease all or any portion of the Premises to any successor organization (defined as a parent, subsidiary or affiliated entity resulting from a merger, acquisition or reorganization of Tenant).

23. Recapture of Leased Premises. Tenant’s request of Landlord’s consent to an assignment of this Lease or a subletting of all or any part of the Leased Premises shall contain a written offer to Landlord to recapture the Leased Premises (or the portion thereof proposed to be sublet, in the case of a subletting), at the lesser of (i) the then current rental in effect under this Lease; or (ii) the rental Tenant proposes to obtain as a result of the assignment or sublease. Upon receipt of such written offer, Landlord shall have the option, to be exercised within ten (10) days following receipt of such offer, to accept the offer to recapture in accordance with this paragraph. If such offer is accepted by Landlord, Tenant shall execute an assignment of the Lease or a sublease to Landlord in a form acceptable to Landlord, with Landlord having the right to sublease the portion of the Leased Premises affected to others without any requirement of obtaining Tenant’s consent therefore. Except as hereafter provided, Tenant shall not be relieved of its liability under this Lease. If Landlord exercises its option to recapture and the assignment or sublease from Tenant provides for a rental rate equal to the rental rate in effect as of the date the option is exercised, Tenant shall be released of all further liability under this Lease as of the effective date of the assignment or sublease with respect to that portion of the Leased Premises subject to the assignment or sublease. If Landlord does not exercise its option within the time herein specified and consents in writing to Tenant’s request to assign or sublease, Tenant shall, in a form acceptable to Landlord, assign or sublease to the assignee or subtenant named in Tenant’s request within thirty (30) days from the date of Tenant’s request at a rental rate equal to the rental rate specified in the request. In the event Tenant fails to execute and deliver any assignment or sublease within thirty (30) days from the date of Tenant’s request, then Tenant shall again comply with all the provision and conditions of this paragraph before assigning this Lease or subletting all or any portion of the Leased Premises.

24. Subordination. Tenant agrees that this Lease shall be subordinate to any mortgages, trust deeds or ground leases that may now exist or which may hereafter be placed upon said Leased Premises and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof. This provision is intended to be self-effectuating and no separate instrument or subordination is required to rely on this subordination. However, Tenant shall execute and deliver whatever instruments may be required for the above purposes, which instruments shall include Non-Disturbance provisions. Tenant shall in the event of the sale or assignment of Landlord’s interest in the Area or in the Building of which the Leased Premises form a part, or in the event of any proceedings brought for the foreclosure of or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Leased Premises, attorn to the purchaser and recognize such purchaser as Landlord under this Lease. Landlord shall use commercially reasonable efforts to deliver to Tenant, a commercially reasonable non-disturbance agreement in the form set forth above, executed by State Farm Insurance.

25. Attornment. If any mortgages, deeds of trust or ground leases are enforced by the mortgagee, trustee or ground lessor, Tenant shall, upon request, attorn to such mortgagee or purchaser at such foreclosure sale, ground lessor or any person or party succeeding to the interest of Landlord as a result of such enforcement, as the case may be, and execute instrument(s) confirming such attornment; provided, however, that if this Lease was approved and accepted in writing by such mortgagee, trustee or lessor, Tenant’s attornment shall be conditioned upon the agreement by such successor to Landlord’s interest not to disturb Tenant’s possession hereunder during the term of this Lease so long as Tenant performs its obligations under this Lease. In the event of such enforcement and upon Tenant’s attornment as aforesaid, Tenant will automatically become the tenant of the successor to Landlord’s interest without change in the terms or provisions of this Lease; provided, however, that such successor to Landlord’s interest shall not be bound by (a) any payment of Base Rent for more than one (1) month in advance, or (b) any amendments or modifications of this Lease made without the prior written consent of such mortgagee, trustee or lessor.

26. Estoppel Certificate. Not more than ten (10) business days after receipt of written request, Tenant shall furnish to Landlord or any prospective purchaser or lender, a certificate, duly acknowledged, certifying, to the extent true: (a) that this Lease is in full force and effect; (b) that Tenant knows of no default hereunder on the part of Landlord, or if it has reason to believe that such a default exists, the nature thereof in reasonable detail; (c) the amount of the rent being paid and the last date to which rent or any other charges have been paid; (d) that this Lease has not been modified, or if it has been modified, the terms and dates of such modifications; (e) that the term of this Lease has been commenced; (f) that Tenant has accepted and occupied the Leased Premises; (g) the commencement and expiration dates; (h) whether any and all work to be performed by Landlord has been completed; (i) whether any renewal term option has been exercised if applicable; (j) whether there exist any offsets, claims or deductions from, or defenses to, the payment of rent; (k) that Tenant is not aware of any prior assignments of this Lease by Landlord; (l) such other matters as may be reasonably requested by Landlord, or such prospective purchaser or lender.

27. Warranty of Title. Landlord covenants it has good right to lease the Leased Premises in the manner described herein and that Tenant shall peaceably and quietly have, hold, occupy and enjoy the Leased Premises during the term of the Lease.

28. Access. Landlord shall provide Tenant nonexclusive access to the Leased Premises through and across land and/or other improvements owned by Landlord. Landlord shall have the right, during the term of this Lease, to designate, and to change, such nonexclusive access.

29. Easements. Landlord shall have the right to grant any easement on, over, under and above the Area for such purposes as Landlord determines, provided that such easements do not materially interfere with Tenant’s occupancy and use of the Leased Premises.

30. Indemnification and Waiver. Tenant shall indemnify and hold Landlord harmless from and against any and all claims, losses, expenses, costs, judgments, and/or demands, including, without limitation, court costs and attorneys’ fees, suffered or incurred by Landlord, to the extent arising from third party claims made against Landlord based on activities of Tenant on the Leased Premises, the Building or the Area, and/or on account of any operation or action by Tenant and/or from and against all third party claims made against Landlord to the extent arising from any breach or default on the part of Tenant or any act of negligence of Tenant, its customers, agents, contractors, servants, employees, licensees, or invitees; or any accident, injury or death of any person or damage to any property in or about the Leased Premises, the Building or the Area. The foregoing obligations are conditioned on Landlord: (a) promptly notifying Tenant in writing of such claim; (b) giving Tenant control of the defense thereof and any related settlement negotiations subject to Landlord’s input and reasonable approval; and (c) cooperating and, at Tenant’s request and expense, assisting in such defense. Notwithstanding the foregoing, Tenant will have no obligation under this Section or otherwise with respect to any claim based upon any breach or default on the part of Landlord or any act of negligence of Landlord, its agents, contractors, servants, employees, licensees, or invitees (but excluding such acts of any other tenant or such tenant’s customers, agents, contractors, servants, employees, licensees or invitees).

Landlord shall indemnify and hold Tenant harmless from and against any and all claims, losses, expenses, costs, judgments, and/or demands, including, without limitation, court costs and attorneys’ fees, suffered or incurred by Tenant, arising from any breach or default on the part of Landlord or any act of negligence of Landlord, its agents, contractors, servants, employees, licensees, or invitees (but excluding such acts of any other tenant or such tenant’s customers, agents, contractors, servants, employees, licensees or invitees).

31. Acts or Omission of Others. Landlord, or its employees or agents, or any of them, shall not be responsible or liable to Tenant or to Tenant’s guests, invitees, employees, agents or any other person or entity, for any loss or damage that may be caused by the acts or omissions of other tenants, their guests or invitees, occupying any other part of the Area or by persons who are trespassers on or in the Area, or for any loss or damage caused or resulting from the bursting, stoppage, backing up or leaking of water, gas, electricity or sewers or caused in any other manner whatsoever, unless such loss or damage is caused by or results from the negligent acts of Landlord, its agents or contractors.

32. Inability to Perform. Notwithstanding paragraph 51 hereof, whenever a period of time is herein prescribed for the taking of any action by either party, such party shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war or terrorist acts, governmental laws, regulations or restrictions, or any other cause whatsoever beyond the control of such party, and such nonperformance or delay in performance by such party shall not constitute a breach or default by such party under this Lease nor give rise to any claim against such party for damages or constitute a total or partial eviction, constructive or otherwise.

33. Hazardous Materials and Environmental Considerations.

a. Landlord warrants to Tenant that as of the beginning of the Lease Term, the Leased Premises and the Building each do not contain any Hazardous Material (as defined below). Landlord further covenants and agrees that Landlord will not store, use, or dispose of any Hazardous Material on or about the Leased Premises or the Building during the Lease Term.

b. Tenant covenants and agrees that Tenant and its agents, employees, contractors and invitees shall comply with all Hazardous Materials Laws (as hereinafter defined). Without limiting the foregoing, Tenant covenants and agrees that it will not, during the Lease Term, use, generate, store or dispose of, nor permit the use, generation, storage or disposal of Hazardous Materials (as hereinafter defined) on, under or about the Leased Premises, nor will it transport or permit the transportation of Hazardous Materials to or from the Leased Premises, except in full compliance with any applicable Hazardous Materials Laws. Any Hazardous Materials located on the Leased Premises shall be handled in an appropriately controlled environment which shall include the use of such equipment as is necessary to meet or exceed standards imposed by any Hazardous Materials Laws and in such a way as not to interfere with any other tenant’s use of its premises. Upon breach of any covenant contained herein, Tenant shall, at Tenant’s sole expense, cure such breach by taking all action prescribed by any applicable Hazardous Materials Laws or by any governmental authority with jurisdiction over such matters.

c. Tenant shall inform Landlord at any time of (I) any Hazardous Materials it intends to use, generate, handle, store or dispose of, on or about or transport from, the Leased Premises and (ii) of Tenant’s discovery of any event or condition which constitutes a violation of any applicable Hazardous Materials Laws. Tenant shall provide to Landlord copies of all communications to or from any governmental authority or any other party relating to Hazardous Materials affecting the Leased Premises.

d. Tenant shall indemnify and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, expenses or losses (including, without limitation, diminution on value of the Leased Premises, damages for loss or restriction on use of all or part of the Leased Premises, sums paid in settlement of claims, investigation of site conditions, or any cleanup, removal or restoration work required by any federal, state or local governmental agency, attorney’s fees, consultant fees, and expert fees) which arise as a result of or in connection with any breach of the foregoing covenants or any other violation of any Hazardous Materials laws by Tenant. The indemnification contained herein shall also accrue to the benefit of the employees, agents, officers, directors and/or partners of Landlord.

e. Landlord shall indemnify and hold Tenant harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities, expenses or losses (including, without limitation, damages for loss or restriction on use of all or part of the Leased Premises, sums paid in settlement of claims, investigation of site conditions, or any cleanup, removal or restoration work required by any federal, state or local governmental agency, attorney’s fees, consultant fees, and expert fees) which arise as a result of or in connection with any breach of the foregoing covenants or any other violation of any Hazardous Materials laws by Landlord. The indemnification contained herein shall also accrue to the benefit of the employees, agents, officers, directors and/or partners of Tenant.

f. During the Lease Term, Tenant shall, at its sole cost and expense, take all steps necessary to eliminate and/or otherwise completely remedy any release of Hazardous Materials during the Lease Term in, on or about the Leased Premises or the Building and any resultant damage to property, persons and/or the environment to the extent caused by Tenant.

g. Upon termination of this Lease and/or vacation of the Leased Premises, Tenant shall tender the Leased Premises to Landlord in clean condition, free from the presence of any Hazardous Materials arising from the actions of Tenant, or those acting on its behalf. Tenant shall properly remove all Hazardous Materials and shall then provide to Landlord an environmental audit report, prepared by a professional consultant satisfactory to Landlord and at Tenant’s sole expense, certifying that the Leased Premises have not been subjected to environmental harm caused by Tenant’s use and occupancy of the Leased Premises. Landlord shall grant to Tenant and its agents or contractors such access to the Leased Premises as is necessary to accomplish such removal and prepare such report.

h. “Hazardous Materials” shall mean (a) any chemical, material, substance or pollutant which poses a hazard to the Leased Premises or to persons on or about the Leased Premises or would cause a violation of or is regulated by any Hazardous Materials Laws, and (b) any chemical, material or substance defined as or included in the definitions of “hazardous substances”, “hazardous wastes”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “regulated substance”, or words of similar import under any applicable federal, state or local law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sec. 9601, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sec. 1801, et seq.; the Resource Conservation and Recovery Act as amended, 42 U.S.C. Sec 6901, et seq.; the Solid Waste Disposal Act, 42 U.S.C. Sec. 6991 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sec. 1251, et seq.; and Sections 25-15-101, et seq., 25-16-101, et seq., 25-7-101, et seq., and 25-8-101, et seq., of the Colorado Revised Statutes. “Hazardous Materials Laws” shall mean any federal state or local laws, ordinances, rules, regulations, or policies (including, but not limited to, those laws specified above) relating to the environment, health and safety or the use, handling, transportation, production, disposal, discharge or storage of Hazardous Materials, or to industrial hygiene or the environmental conditions on, under or about the Leased Premises. Said term shall be deemed to include all such laws as are now in effect or as hereafter amended and all other such laws as may hereafter be enacted or adopted during the term of this Lease.

i. Tenant further covenants and agrees that it shall not install any storage tank (whether above or below the ground) on the Leased Premises without obtaining the prior written consent of Landlord, which consent may be conditioned upon further requirements imposed by Landlord with respect to, among other things, compliance by Tenant with any applicable laws, rules, regulations or ordinances and safety measures or financial responsibility requirements.

j. Should any local governmental entity having jurisdiction over the Leased Premises require any type of environmental audit or report prior to or during the occupancy of the Leased Premises by Tenant, such cost of the audit or report shall be the sole responsibility of Tenant. Landlord shall have the right to conduct, by itself or by its duly authorized agents, employees and contractor, at Landlord’s sole cost and expense, periodic environmental audits and inspections of the Leased Premises, the scope and timing of which shall be in the sole discretion of Landlord, but which shall not unreasonably impede Tenant’s business operation. In the event Tenant has caused the discharge, emission or disposal of any Hazardous Materials into or from the Leased Premises, the cost of the environmental audit and any and all subsequent clean-up costs shall be at the sole cost and expense of Tenant. Notwithstanding the foregoing, if the reason for any audit or report clean-up is due to the condition of the Leased Premises that existed prior to the Lease Term, then all costs and liabilities shall be the responsibility of Landlord, not Tenant.

k. All obligations of the parties hereunder shall survive and continue after the expiration of this Lease or its earlier termination for any reason.

34. Default by Tenant- Remedies of Landlord.

a. The occurrence of any of the following events shall constitute a default by Tenant under this Lease:

i. Failure to make due and punctual payment of rent or any other charges, assessments or amounts within five (5) days or when due or payable or required to be paid under this Lease; or

ii. Material breach of any non-monetary term, covenant or condition of this Lease and failure to cure such breach within thirty (30) days after Tenant’s receipt of written notice, if such breach cannot reasonably be cured within the thirty (30) day period, Tenant shall not be in default if Tenant promptly commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default until completion, thereof by Landlord; or

iii. Adjudication of Tenant as bankrupt or insolvent, or filing by or against Tenant of any petition in bankruptcy or for reorganization or for the adoption of any arrangement under the Bankruptcy Code that is not resolved within sixty (60) days; application is made for the appointment of receiver or conservator for Tenant’s business or property; or assignment by Tenant is made of its property for the benefit of its creditors; or Tenant’s interest in this Lease or any substantial amount of Tenant’s other real or personal property is levied or executed upon by process of law; or

iv. Petition or other proceeding is made by or against Tenant for its dissolution or liquidation; or voluntary dissolution or liquidation of Tenant; or

v. Failure by Tenant to timely take possession of the Leased Premises; or

vi. The occurrence of any event or condition having a material and adverse effect on the assets, liabilities, financial condition, business or operations of Tenant as they exist on the date of this Lease, or the ability of Tenant to meet its obligations under this Lease on a timely basis as provided herein; or

vii. Any representation or warranty by Tenant in this Lease or in any certificate, statement or other document furnished pursuant to or under this Lease, including, without limitation, financial statements, proves to be or becomes incorrect in any material respect.

b. If Tenant shall default in the payment of rent or in the keeping of any of the terms, covenants or conditions of this Lease to be kept and/or performed by Tenant or shall otherwise commit any event of default as defined above, Landlord may upon the expiration of any applicable cure, immediately, or at any time thereafter, reenter the Leased Premises, remove all persons and property therefrom, without being liable to indictment, prosecution for damage therefore, or for forcible entry and detainer and repossess and enjoy the Leased Premises, together with all additions thereto or alterations and improvements thereof. Landlord may, at its option, at any time and from time to time thereafter, relet the Leased Premises or any part thereof for the account of Tenant or otherwise, and receive and collect the rents therefore and apply the same first to the payment of such expenses as Landlord may have incurred in recovering possession and for putting the same in good order and condition for re-rental, and expense, commissions and charges paid by Landlord in reletting the Leased Premises. Any such reletting may be for the remainder of the term of this Lease or for a longer or shorter period. In lieu of reletting such Leased Premises, Landlord may occupy the same or cause the same to be occupied by others. Unless Premises are relet, Tenant shall pay Landlord the rent and all other charges required to be paid by Tenant up to the time of the expiration of this Lease or such recovered possession, as the case may be and thereafter, Tenant, if required by Landlord, shall pay to Landlord until the end of the term of this Lease, the equivalent of the amount of all rent reserved herein and all other charges required to be paid by Tenant, less the net amount received by Landlord for such reletting, if any, unless waived by written notice from Landlord to Tenant. No action by Landlord to obtain possession of the Leased Premises and/or to recover any amount due to Landlord hereunder shall be taken as a waiver of Landlord’s right to require full and complete performance by Tenant of all terms hereof, including payment of all amounts due hereunder or as an election on the part of Landlord to terminate this Lease Agreement. If the Leased Premises are reoccupied by Landlord pursuant hereto, and regardless of whether the Leased Premises shall be relet or possessed by Landlord, all fixtures, additions, furniture, and the like then on the Leased Premises may be retained by Landlord. In the event Tenant is in default under the terms hereof beyond any applicable cure period and, by the sole determination of Landlord, has abandoned the Leased Premises, Landlord shall have the right to remove all Tenant’s property from the Leased Premises and dispose of said property in such a manner as determined best by Landlord, at the sole cost and expense of Tenant and without liability of Landlord for the actions so taken.

c. In the event an assignment of Tenant’s business or property shall be made for the benefit of creditors, or, if Tenant’s leasehold interest under the terms of this Lease Agreement shall be levied upon by execution or seized by virtue of any writ of any court of law, or, if application be made for the appointment of a receiver for the business or property of Tenant, or, if a petition in bankruptcy shall be filed by or against Tenant, then and in any such case, at Landlord’s option, with or without notice, Landlord may terminate this Lease and immediately retake possession of the Leased Premises without the same working any forfeiture of the obligations of Tenant hereunder.

d. In addition to all rights and remedies granted to Landlord by the terms hereof, Landlord shall have available any and all rights and remedies available at law or in equity, or under the statutes of the State of Colorado. No remedy herein or otherwise conferred upon or reserved to Landlord shall be considered exclusive of any other remedy but shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Further, all powers and remedies given by this Lease to Landlord may be exercised, from time to time, and as often as occasion may arise or as Landlord may deem expedient. No delay or omission of Landlord to exercise any right or power arising from any default shall impair any such right or power or shall be considered to be a waiver of any such default or acquiescence thereof. The acceptance of rent by Landlord shall not be deemed to be a waiver of any breach of any of the covenants herein contained or of any of the rights of Landlord to any remedies herein given.

e. To the extent allowed by law, Tenant waives any obligation of Landlord to mitigate its damages, whether statutory or at common law. In the event Landlord undertakes to mitigate its damages, Landlord will satisfy any duty to mitigate as long as Landlord’s marketing activities related to the Leased Premises are substantially comparable to the marketing efforts Landlord has historically taken for similarly sized, situated and configured space in the Building. Landlord is not required to specially market the Leased Premises, send out any special fliers to the real estate brokerage community, take out any advertisements in magazines, newspapers or other periodicals, or to provide any leasing incentives, whether to potential tenants or their real estate broker. Landlord specifically has the right to lease other available space in the Building, preferentially to the Leased Premises and Tenant waives any obligation to do so.

35. Default by Landlord- Remedies of Tenant

a. Neglect or failure by Landlord to perform or observe, or any other breach of, any covenant or condition of this Lease on the part of Landlord to be performed or observed within thirty (30) days after receipt of written notice thereof . If such breach cannot reasonably be cured within the thirty (30) day period, Landlord shall not be in default if Landlord promptly commences to cure the default within the thirty (30) day period and diligently and in good faith continues to cure the default until completion but in no event shall such completion take longer than one hundred twenty days, provided however if not cured within first thirty (30) days.

b. In addition to the foregoing, Tenant shall have available any and all rights and remedies available at law or in equity, or under the statutes of the State of Colorado. No remedy herein or otherwise conferred upon or reserved to Tenant shall be considered exclusive of any other remedy but shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Further, all powers and remedies given by this Lease to Tenant may be exercised, from time to time, and as often as occasion may arise or as may be deemed expedient. No delay or omission of Tenant to exercise any right or power arising from any default shall impair any such right or power or shall be considered to be a waiver of any such default or acquiescence thereof. The acceptance of any monetary payment by Tenant shall not be deemed to be a waiver of any breach of any of the covenants herein contained or of any of the rights of Tenant to any remedies herein given.

36. Interest on Past Due Obligations. Any amount due to Landlord not paid when due shall bear interest at one and a half (1.5%) percent per month from due date until paid. Payment of such interest shall not excuse or cure any default by Tenant under this Lease.

37. Administrative Charges. In the event any check, bank draft or negotiable instrument given for any money payment hereunder shall be dishonored at any time and from time to time, for any reason whatsoever not attributable to Landlord, Landlord shall be entitled, in addition to any other remedy that may be available, (1) to make an administrative charge of $100.00 or three times the face value of the check, bank draft or negotiable instrument, whichever is smaller, and (2) at Landlord’s sole option, to require Tenant to make all future rental payments in cashier’s check.

38. Legal Proceedings — Responsibilities. If a default by a party occurs, then the defaulting party shall reimburse the other party on demand for all costs reasonably incurred by such party in connection therewith including, but not limited to, reasonable attorneys’ fees, court costs, and related costs, plus interest thereon from the date such costs are paid by

Landlord until Tenant reimburses Landlord, at the rate specified in paragraph 36 hereof. In the event of proceeding at law or in equity by either party hereto, the defaulting party shall pay all costs and expenses, including all reasonable attorney’s fees incurred by the non-defaulting party in pursuing such remedy, if such non-defaulting party is awarded substantially the relief requested.

39. Holding Over. If Tenant shall remain in possession of the Leased Premises after the termination of this Lease, whether by expiration of the Lease Term or otherwise, without a written agreement as to such possession, then Tenant shall be deemed a month-to-month Tenant. The rent rate during such holdover tenancy shall be equivalent to one hundred fifty percent (150%) of the monthly rent paid for the last full month of tenancy under this Lease, excluding any free rent concessions which may have been made for the last full month of the Lease. No holding over by Tenant shall operate to renew or extend this Lease without the written consent of Landlord to such renewal or extension having been first obtained. Tenant shall indemnify Landlord against loss or liability resulting from the delay by Tenant in surrendering possession of the Leased Premises including, without limitation, any claims made with regard to any succeeding occupancy bounded by such holdover period.

40. Surrender of the Leased Premises. On the last day of the term of this Lease, or on any sooner termination, Tenant shall peaceably and quietly quit and surrender the Leased Premises to Landlord in the same condition as received at the commencement of the Lease Term, broom clean, with Tenant’s personal property removed, which removal, if attached to the wall or floors will not require Tenant to reconstruct or repair any holes left in such walls or floors caused by such removal, clean and free of debris, excepting only ordinary wear and tear and loss by fire or other casualty which Tenant is not obligated to repair pursuant to this Lease. Any damage or deterioration of the Leased Premises shall not be deemed ordinary wear and tear if the same could have been prevented by good maintenance practices by Tenant. Tenant shall repair any damage to the Leased Premises. Except as otherwise stated in this Lease, Tenant shall leave the power panels, electrical distribution systems, plumbing, lighting fixtures, air conditioning, floors, walls, and ceilings on the Leased Premises in good operating and/or useable condition.

41. Effect of Conveyance. If, during the term of this Lease, Landlord shall sell or otherwise transfer its interest in the Area, or the Leased Premises, then from and after the effective date of the sale or transfer Landlord shall be released and discharged from any and all obligations and responsibilities under this Lease except those already accrued, and such purchaser or transferee shall succeed to all the rights, powers and duties of Landlord hereunder accruing after such effective date.

42. Limitation of Landlord Liability. In no event shall Landlord be liable to Tenant for any failure of other tenants in the Building to operate their businesses, or for any loss or damage that may be occasioned by or through the acts or omissions of other tenants. Notwithstanding anything to the contrary provided in this Lease, neither Landlord, nor any disclosed or undisclosed officers, principals, directors, employees, members, servants or agents of Landlord, their successors, assigns, agents, or any mortgagee in possession shall have any personal liability with respect to any provisions of this Lease and, if Landlord is in breach or default with respect to its obligations or otherwise, Tenant shall look solely to Landlord’s interest in the Building and the Area for the satisfaction of Tenant’s remedies. Whenever in this Lease there is imposed upon Landlord the obligation to act in good faith or to use its best efforts, reasonable efforts, or diligence, Landlord shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon Landlord extreme financial or other burdens.

43. Landlord Not a Partner With Tenant. Nothing contained in this Lease shall be deemed, held or construed as creating Landlord as a partner, agent, associate of or in joint venture with Tenant in the conduct of Tenant’s business, it being expressly understood and agreed that the relationship between the parties hereto is and shall at all times remain that of Landlord and Tenant.

44. Controlling Law. The Lease, and all terms hereunder shall be construed consistent with the laws of the State of Colorado. Any dispute resulting in litigation hereunder shall be resolved in court proceedings instituted in Larimer County and in no other jurisdiction.

45. Notice Procedure. Any notice or other communication given by either party to the other relating to this Lease shall be in writing, and shall be delivered in person, sent by certified mail, return receipt requested, sent by reputable overnight courier, or sent by facsimile transmission (with evidence of such transmission received) to such other party at the respective addresses set forth below (or at such other address as may be designated from time to time by written notice given in the manner provided herein). Such notice shall, if hand delivered or personally served, be effective immediately upon receipt. If sent by certified mail, return receipt requested, such notice shall be deemed given upon deposit in the United States mail, postage prepaid and properly addressed; if delivered by overnight courier, shall be deemed effective upon deposit with such courier; and if delivered by facsimile transmission, shall be deemed effective when received:

If to Landlord, to:

WWR Real Estate Services, LLC

1800 Broadway, Suite 210

Boulder, Colorado 80302

Facsimile: (303) 442-8757

If to Tenant, to:

Attn: General Counsel

Advanced Energy Industries, Inc.

1625 Sharp Point Drive

Fort Collins, CO 80525

Facsimile: (970) 407-5143

46. Modification or Extensions. No modification or extension of this Lease shall be binding upon the parties hereto unless in writing and unless signed by the parties hereto.

47. Entire Agreement. It is expressly understood and agree by and between the parties hereto that this Lease sets forth all the promises, agreements, conditions, and understandings between Landlord and/or its agents and Tenant relative to the Leased Premises and that there are no promises, agreements, conditions, or understandings either oral or written, between them other than that are herein set forth.

48. Partial Invalidity. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term, covenant or condition to persons and circumstances other than those to which it has been held invalid or unenforceable, shall not be affected thereby, and each term, covenant and condition of this Lease shall be valid and shall be enforced to the fullest extent permitted by law.

49. Memorandum of Lease — Notice to Mortgagee. Landlord and Tenant agree not to place this Lease of record. Tenant agrees to an assignment by Landlord of rents and of Landlord’s interest in this Lease to a mortgagee, if the same be made by Landlord. Tenant further agrees if requested to do so by Landlord that it will give to said mortgagee a copy of any request for performance by Landlord or notice of default by Landlord; and in the event Landlord fails to cure such default, Tenant will give said mortgagee a sixty (60) day period in which to cure the same. Said period shall begin with the last day on which Landlord could cure such default before Tenant has the right to exercise any remedy by reason of such default. All notices to the mortgagee shall be sent by United States registered or certified mail, postage prepaid, return receipt requested. Tenant is authorized to file this agreement as part of any required SEC filings.

50. Construction of Lease Terms. All marginal notations and paragraph headings are for purposes of reference and shall not affect the true meaning and intent of the terms hereof. Throughout this Lease, wherever the words “Landlord” and “Tenant” are used, they shall include and imply to the singular, plural, persons both male and female, companies, partnerships and corporations, and in reading said Lease, the necessary grammatical changes required to make the provisions hereof mean and apply as aforesaid shall be made in the same manner as though originally included in said Lease.

51. No Waiver. No waiver by Landlord of any provisions hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant. The acceptance of rental hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rental so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Tenant agrees that Landlord may accept any payment from Tenant under this Lease free of any restrictive endorsement, and Landlord may strike out any such restrictive endorsement and negotiate any payment from Tenant without such act being deemed an accord and satisfaction, new agreement, or waiver.

52. Brokers. Tenant represents and warrants that it has dealt only with _Jones Lang LaSalle (the “Broker”) in the negotiation of this Lease. Landlord shall make payment of the commission according to the terms of a separate agreement with the Broker. Tenant hereby agrees to indemnify and hold Landlord harmless of and from any and all loss, costs, damages or expenses (including, without limitation, all attorney’s fees and disbursements) by reason of any claim of, or liability to, any other broker or person claiming through Tenant and arising out of this Lease. Additionally, Tenant acknowledges and agrees that Landlord shall have no obligation for payment of any brokerage fee or similar compensation to any person with whom Tenant has dealt or may deal with in the future with respect to leasing of any additional or expansion space in the Building or any renewals or extensions of this Lease unless specifically provided for by separate written agreement with Landlord. In the event any claim shall be made against Landlord by any other broker who shall claim to have negotiated this Lease on behalf of Tenant or to have introduced Tenant to the Building or to Landlord, Tenant hereby indemnifies Landlord, and Tenant shall be liable for the payment of all reasonable attorney’s fees, costs, and expenses incurred by Landlord in defending against the same, and in the event such broker shall be successful in any such action, Tenant shall, upon demand, make payment to such broker. Landlord represents and warrants that it has not used a Landlord broker in the negotiation of this Lease. Additionally, Landlord acknowledges and agrees that Jones Lang LaSalle shall have no obligation for payment of any brokerage fee or similar compensation to any person with whom Landlord has dealt or may deal with in the future. Landlord hereby indemnifies Jones Lang LaSalle, and Landlord shall be liable for the payment of all reasonable attorney’s fees, costs, and expenses incurred by Jones Lang LaSalle in defending against the same, and in the event such broker shall be successful in any such action, Landlord shall, upon demand, make payment to such broker.

53. Tenant Finish. The obligation of Landlord, if any, with respect to tenant finish or similar construction obligations under this Lease Agreement shall be as set forth on Exhibit “C” attached hereto and incorporated herein by this reference.

54. Lease Exhibits Attached. This Lease includes the following Lease Exhibits which are incorporated herein and made a part of this Lease Agreement:

Exhibit “A” — Area Plan

Exhibit “B” — Depiction of Leased Premises

Exhibit “C” — Landlord and Tenant’s Construction Obligations

Exhibit “D” — Additional Terms and Conditions

55. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

IN WITNESS WHEREOF, the parties have executed this Lease as of the date hereof.

“Landlord”

Sharp Point Properties, LLC

By: /s/ William W. Reynolds

William W. Reynolds

“Tenant”

Advanced Energy Industries, Inc.

By: /s/ Danny Herron

Danny Herron, CFO

EXHIBIT “A”

Area Plan

[DIAGRAM NOT PROVIDED]

Exhibit “B” — Depiction of Leased Premises

[DIAGRAM NOT PROVIDED]

Note: Landlord provides space on “As-Is” basis. Furniture, Fixtures, and Equipment supplied by Tenant.

EXHIBIT “C”

Landlord and Tenant Construction Obligations

1.

Tenant Improvement Allowance. The terms and conditions below are offered in conjunction with Tenant’s Lease at 1625 Sharp Point Drive, and contingent upon simultaneous lease execution of such building.

a.	Landlord shall provide Tenant with a total allowance of $289,067.50 to be used for improving 1625 Sharp Point Drive and/or 2424 Midpoint Drive.

b.

To further clarify the amount stated above can be used in either or both buildings (1625 by itself or 2424 by itself). Tenant may also utilize the TI Allowance for relocating it’s EMC Chamber and installing it and supporting infrastructure into space secured for the Chamber whether in a new space or into Building 7 or Building 2.

c.	Such allowance must be used no later than December 31, 2014.

d.	Tenant may use any portion of such allowance as a credit against rent at 1625 Sharp Point Dr.

e.	Tenant shall have the right to apply any unused allowances toward cabling, consultant fees, permits, furniture, fixtures and/or equipment.

f.	At Landlord’s option, it will either provide a monthly rent credit or check to tenant for the portion of the excess Tenant Improvement allowance not used.

g.	For any use of the Allowance that requires an outside party to be paid it shall be subject to the following terms and conditions

i.	The subcontractor or vendor shall provide an invoice detailing the work performed or product provided.

ii.	Landlord shall have the right to require a lien waiver for any work or product it deems appropriate.

iii.	Once items i. and ii. have been provided, Landlord shall have 30 days to pay such cost.

iv.	All invoices and lien waivers must be provided to Landlord no later than December 31, 2014.

2.

Optional Additional Tenant Improvement Allowance. In addition to the $289,067.50 described above, Tenant shall have the right, at its option, to amortize up to an additional $2.50 per Rentable Square Foot into Building 7 and/or Building 2 at 8% per annum. This “Additional Allowance” is subject to the following terms and conditions:

a.	Tenant may use such amounts for cabling, consultant fees, permits, furniture, fixtures, equipment, or any other updates or improvements to the Leased Premises.

b.	Tenant does not need to utilize the entire Additional Allowance, in Tenant’s sole discretion.

c.	The subcontractor or vendor performing such work shall provide an invoice detailing the work performed or product provided.

d.	Landlord has the right to require a lien waiver for any work or product it deems appropriate.

e.	Once items c and d have been provided, Landlord shall have 30 days to reimburse Tenant for such costs.

f.

Following receipt of funds for the Additional Allowance by Tenant from Landlord, in addition to the Base Monthly Rent payable pursuant to Paragraph 4 of the Lease, Tenant shall pay an additional amount (“Amortization”) equal to the total Additional Allowance reimbursed to Tenant, in equal monthly installments over the remaining Lease Term (without extension). Landlord shall provide a schedule of the Amortization to Tenant at least 10 business days prior to the first payment of the Amortization being due with the Base Monthly Rent.

EXHIBIT “D”

Additional Terms and Conditions

1.	Options to Extend

a.

First Option to Extend. The Tenant shall have the option to extend this Lease Agreement from 12:01 PM the 31st day of December, 2021, to 12:01AM on the 31st Day of December 2026. In the event the Tenant desires to exercise said option, Tenant shall give written notice of such exercise to Landlord no later than December 31st, 2020.

See below for Option Term Rent. In the event of such exercise, this Lease Agreement shall be automatically extended for the additional term. Notwithstanding the foregoing, this option shall be void and of no force or effect if the Tenant is in default hereunder either as of the date of the Tenant’s exercise of said option or as of the date of the commencement of the option or additional term.

b.

Second Option to Extend. In the event Tenant exercises its First Option to Extend above, Tenant shall have the option to extend this Lease Agreement from 12:01 PM the 31st day of December, 2026, to 12:01PM on 31st Day of December 2031. In the event the Tenant desires to exercise said option, Tenant shall give written notice of such exercise to Landlord no later than the December 31st, 2025.

See below for Option Term Rent. In the event of such exercise, this Lease Agreement shall be automatically extended for the additional term. Notwithstanding the foregoing, this option shall be void and of no force or effect if the Tenant is in default hereunder either as of the date of the Tenant’s exercise of said option or as of the date of the commencement of the option or additional term.

c.	Option Term Rent. Tenant shall pay the following rent for the Leased Premises:

Landlord and Tenant will attempt to agree upon a Fair Market Rental Value of the Leased Premises satisfactory to both parties within thirty (30) days of Tenant’s exercise of its option. If no agreement can be reached by the parties during that period, then the Base Monthly Rental for the Option Term shall be determined by the Fair Market Rental Value of the Leased Premises as determined by comparison to premises of similar size located in or near the City of Fort Collins, Colorado, having comparable development, use and density capability and such other characteristics as may be deemed relevant by a subject appraiser whose selection is outlined herein.

Landlord shall select an independent commercial real estate broker with at least ten (10) years’ experience in the City of Fort Collins, Colorado (a “Qualified Broker”). The Qualified Broker selected by the Landlord shall be referred to as the “Landlord’s Broker”. Within thirty (30) days of being selected by the Landlord, the Landlord’s Broker shall determine the Fair Market Rental Value of the Leased Premises in accordance with the appraisal standards set forth above and shall immediately give the Landlord and the Tenant written notification of his determination.

If the Tenant agrees with the Landlord’s Broker’s determination of the Fair Market Rental Value, the new Base Monthly Rental shall become effective beginning with the first month of the Option Term. If the Tenant does not agree with the Landlord’s Broker’s determination of Fair Market Rental Value, the Tenant shall have the right to select its own Qualified Broker to determine the Fair Market Rental Value. If the Tenant does elect to appoint a Qualified Broker (the “Tenant’s Broker”), the Tenant shall select the Tenant’s Broker within thirty (30) business days after receiving the Landlord’s Broker’s determination of the Fair Market Rental Value. The Tenant’s Broker shall make his own determination of the Fair Market Rental Value in accordance with the provisions set forth above, within thirty (30) business days of being selected by the Tenant and shall immediately give the Landlord and the Tenant written notice of his determination.

If the Fair Market Rental Values as determined by the Landlord’s Broker and the Tenant’s Broker, respectively, differ by an amount which is equal to or less than 5% of the Fair Market Rental Value determined by the Landlord’s Broker, then the arithmetic mean of the two Fair Market Rental Values shall constitute the Fair Market Rental Value used to calculate the new Base Monthly Rental which will be in effect for the Option Term. If the Fair Market Rental Value determined by the Landlord’s Broker and the Tenant’s Broker, respectively, differ by an amount which is greater than 5%, then, within ten (10) business days after Tenant’s Broker’s written notification of his determination of the Fair Market Rental Value, the Landlord’s Broker and the Tenant’s Broker shall agree upon and select a third Qualified Broker who shall be independent of and have no prior or existing affiliation or relationship with either the Landlord or the Tenant (the “Independent Broker”). Within ten (10) business days of being appointed, the Independent Broker shall, after exercising his best professional

EXHIBIT “D”

Additional Terms and Conditions (continued)

judgment, choose either the Landlord’s Broker’s or the Tenant’s Broker’s determination of Fair Market Rental Value which the Independent Broker believes, in his best professional judgement, best represents the Fair Market Rental Value at that point in time. Upon making such a selection, the Independent Broker shall immediately give the Landlord and the Tenant written notice of this selection of the Fair Market Rental Value. The Fair Market Rental Value selected by the Independent Broker shall be used to calculate the new Base Monthly Rental which will be in effect during the Extension Option, and such selection by the Independent Broker shall be binding and conclusive upon the Landlord and the Tenant.

2.	Expansion Right

a.

Tenant has the right to notify Landlord at any time during the term of the Lease if it desires to lease additional space. Should Landlord have space that meets the Tenant’s requirements, it shall work with Tenant to provide such space subject to the following:

i.	If this right is exercised prior to December 31, 2014, then the Rental Rate shall be the rate then in effect on 2424 Midpoint Drive and the term shall run to December 31, 2021.

ii.	The new lease shall be subject to the same terms and conditions as entered into for this Lease Agreement.

iii.

If such right to expand is exercised after December 31, 2014 then all terms and conditions of the expansion lease shall be based on the market terms and conditions then in place for comparable space in Prospect East Business Park.

3.	Contingency

a.

This Lease Agreement shall be fully contingent upon the simultaneous execution of a new Lease for the building at 1625 Sharp Point Drive, Fort Collins, CO and the termination of the lease at 2400 Midpoint Drive, Fort Collins CO.